Exhibit 10.25

THIS Sublease made in duplicate this          day of             , 2003 and effective as of the 1st day of June 2003.

BETWEEN:

Nova Scotia Power Incorporated,

a body corporate, with Head Office at Halifax,

Halifax Regional Municipality, Nova Scotia,

(hereinafter called the “Company”)

OF THE FIRST PART

- and -

International Vision Direct Ltd,

a body corporate, with Head Office at 1351 Vanier Place, Unit 170

Richmond, British Columbia V6V 2J1

(hereinafter called the “Sublessee”)

OF THE SECOND PART

WHEREAS, by Lease dated the 3rd day of June, 1991, as amended by a Lease Amendment Agreement dated the 1st day of January, 1992 (collectively the “Lease”), Halifax Developments Limited, whose obligations were subsequently assumed by Atlantic Shopping Centres Limited (the “Landlord”), leased to the Company that area of the 11th floor of the Barrington Tower, consisting of eleven thousand four hundred fifty-nine (11,459) rentable square feet as shown outlined in red on Schedule “A” annexed hereto (the “Premises”);

AND WHEREAS the Company is desirous of subleasing the Premises to the Sublessee;

WITNESSETH that in consideration of the rents, covenants, and agreements hereinafter contained on the part of the Sublessee to be paid, observed and performed, the Company hereby subleases unto the Sublessee the Premises for a term of seven (7) years and ten (10) months less a day commencing on the 1st day of June, 2003 and terminating on the 30th day of March, 2011;

YIELDING AND PAYING unto the Company during the said term the annual rent as follows:

(a)	“Base Rent” of $7.50 per square foot per annum totalling eighty five thousand nine hundred and forty-two dollars and fifty cents ($85,942.50) annually for the period up to and including the 31st day of May, 2008; and thereafter the sum of $8.50 per square foot per annum totalling ninety seven thousand four hundred and one dollar and fifty cents ($97,401.50) annually for the balance of the term.

(b)	“Additional Rent” of $9.50 per square foot totalling one hundred eight thousand eight hundred and sixty dollars and fifty cents ($108,860.50) annually. Additional Rent represents the proportionate share of the operating and maintenance costs, including the provision of electrical service, and municipal realty taxes billed to the Company by the Landlord for the Premises pursuant to the Lease annually. Additional Rent payable by the Sublessee shall be adjusted by the Company from year to year as necessary to reflect increases or decreases, if any, in operating and maintenance costs, including the provision of electrical service, and realty taxes as agreed between the Company and the Landlord. The Company will make available on request copies of documentation provided to it by the Landlord in support of changes in operating and maintenance costs and realty taxes. For greater certainty, the Additional Rent to be paid by the Sublessee to the Company shall never exceed the Additional Rent paid by the Company to the Landlord in respect of the Premises; and

(c)	“Gross Rent” is the annual sum of the Base Rent and Additional Rent and is payable in advance in monthly installments calculated pursuant to the provisions of this Sublease on the first day of each calendar month commencing on the 1st day of October, 2003.

1.	The Sublessee covenants and agrees:

(a)	to take possession of the Premises on the 1st day of June 2003;

(b)	to pay the rent in the manner and at the times set forth herein;

(c)	to use the Premises only for office space. Notwithstanding this, the Sublessee will be permitted by the Company to operate a call center in the Premises during the term of the Sublease;

(d)	to assume responsibility for and pay or reimburse the Company for business occupancy taxes arising out of the use and occupancy of the Premises during the term of this Sublease or any extension thereof;

(e)	to pay federal goods and services tax on the Base Rent and the Additional Rent and any successor or additional federal and/or provincial goods and services taxes, including but not limited to the harmonized sales tax (HST), which may be applicable to the Base Rent and the Additional Rent;

(f)	if any sales tax, goods and services tax, or any like tax is imposed on the Company by any governmental authority on any rent (whether Base Rent, Additional Rent or otherwise) payable by the Sublessee under this Sublease, the Sublessee shall reimburse the Company for the amount of such tax forthwith upon demand (or at any time designated from time to time by the Company);

(g)	to occupy the Premises in a tenant-like manner and to well and sufficiently repair, maintain and keep the Premises in good and substantial repair, reasonable wear and tear and repairs of a structural nature only excepted; all such repairs or maintenance required of the Sublessee shall be done with the Company’s prior written permission which shall not be unreasonably withheld;

(h)	to comply with all federal, provincial and municipal laws, by-laws, rules and regulations which in any way relate to or affect the privileges herein granted at the Sublessee’s expense;

(i)	to abide by all applicable orders, instructions or regulations which may be issued from time to time by any governing authority as it may relate to the Premises;

(j)	to permit the Company, its servants, agents, and all other persons authorized by the Company, including but not limited to the Landlord, its servants, agents, and all other persons authorized by the Landlord, its successors and permitted assigns as may be required, to enter the Premises at reasonable times and upon reasonable notice, to examine the same and make such repairs, alterations, improvements, or additions as may be necessary in order to repair or maintain the Premises, provided that the Company and others granted such access shall not unreasonably interfere with the Sublessee’s occupancy or the operation of the business in the Premises;

(k)	to assume all risk of loss, damage or injury, including death, to the person or property of the Sublessee, its officers, servants, agents, employees and invitees, and not to make or bring any claim, action or demand against the Company and the Landlord, their officers or employees in respect of such loss, damage or injury arising out of or in any way attributable to the operation of this Sublease, unless caused by the negligence or wilful misconduct of the Company, the Landlord or their agents or those for whom they are responsible at law;

(l)	to indemnify and save harmless the Company and the Landlord, their officers, servants, agents and employees, its and their heirs, executors, administrators, successors and assigns, or any of them, from all claims, demands, actions, and causes of action whatsoever arising out of, or in any way attributable to the operation of this Sublease unless caused by the negligence or wilful misconduct of such parties;

(m)	to assume responsibility for and pay for all costs and expenses for any loss, damage or injury, including death, occurring to the person or property of the Company and the Landlord, their officers, servants and employees resulting from or arising out of the operation of this Sublease unless caused by the negligence or wilful misconduct of such parties;

(n)	to maintain bodily injury and property damage insurance coverage with a minimum limit per occurrence of two million dollars ($2,000,000.00) and to name the Company and the Landlord as additional named insureds under the Sublessee’s bodily and property damage insurance coverage with respect to loss or damage arising out of or in any way attributable to the operation of this Sublease, such coverage to include a cross liability clause;

(o)	to provide the Company with a certificate of insurance from the Sublessee’s insurer evidencing the insurance in effect for public liability and property damage, and to furnish proof of renewals thereof;

(p)	to permit deliveries to the Premises and loading and unloading to be done only through the designated loading areas and only in accordance with such rules as the Company and the Landlord may from time to time reasonably prescribe;

(q)	not to assign this Sublease, nor sublet, part with or share possession or occupation of the Premises or any part thereof without the prior written consent of the Company not to be unreasonably withheld or delayed; if the Sublessee is a private corporation, any sale or other disposition of the Sublessee’s shares or security resulting in a change of control of beneficial ownership of such corporation shall be deemed to be an assignment of this Sublease and subject to me provisions hereof with respect to assignment by the Sublessee. The consent of the Company to any such assignment, subletting, or change in possession or occupation of the Premises shall not be deemed to permit any further assignment, subletting or use of the Premises by another without the Company’s consent Notwithstanding the Company’s consent to any such assignment, subletting, or use by another, the Sublessee shall remain jointly and severably liable for the payment of the Gross Rent and the performance of the Sublessee’s obligations articulated herein. The Company’s consent will not be required for an assignment or sublease to an Affiliate, as such term is defined in the Companies Act of Nova Scotia;

(r)	not to carry on or permit to be carried on, at any time during the term of this Sublease, in the Premises or elsewhere in the building anything which is noxious or offensive and, not to do or permit to be done anything whatsoever at any time during the term upon the Premises or elsewhere in the building which would cause nuisance or damage to the occupiers or owners of the lands and premises adjoining or in the vicinity of the Premises;

(s)	not to permit any overloading of the Premises or elsewhere in the building and not to place thereon any heavy object without the prior written consent of the Company and not to cause any waste or damage to the Premises;

(t)	not to do or permit anything to be done or have or permit anything upon the Premises which will in any way impair or invalidate any insurance coverage which may be applicable to the Premises;

(u)	not to exhibit or place any signs upon any part of the Premises without the prior written consent of the Company. Upon termination of this Sublease, the Sublessee shall remove any and all such signs and shall make good any damages caused by the installation or removal thereof at the Sublessee’s expense;

(v)	not to modify or alter the Premises without the proper written approval of the Company, which approval shall not be unreasonably withheld or delayed;

(w)	not to permit any lien under the Mechanics’ Lien Act or like statute to be filed against title to the Premises or lands by reason of labour, services or materials supplied or claimed to have been supplied to the Sublessee or anyone holding any interest through or under the Sublessee during the term of this Sublease; if any such lien is filed, the Sublessee will procure registration of its discharge within ten (10) days after the lien has come to the notice of the Sublessee;

(x)	to be responsible for the supply, installation, maintenance, and operation of its communication equipment and hardware (both voice and data);

(y)	to promptly deliver up possession of the Premises in good condition (reasonable wear and tear excepted) to the Company upon termination of this Sublease;

(z)	to observe any covenants and agreements between the Company and the Landlord arising from the Lease;

(aa)	to provide the Company with a deposit against the Gross Rent in the amount of $50,000 on the 1st day of June 2003. The deposit will be held in trust in a Canadian Chartered Bank, with interest accruing to the Sublessee. The funds will be released to the Sublessee upon receipt of an equivalent sum of Gross Rent, paid in accordance with this Sublease;

(bb)	that the Company has provided a copy of the Lease; and

(cc)	that in accordance with the terms of the Existing Lease, as defined herein, the Sublessee shall obtain the consent of its landlord under the Existing Lease to the assignment of such lease to the Company.

1.1	The Sublessee represents and warrants to the Company that to the best of its knowledge as of the date that the parties sign this Sublease:

(a)	the Existing Lease, as defined herein, is in good standing and in full force and effect;

(b)	there are currently no defaults on the part of the Sublessee under the Existing Lease;

(c)	the Existing Lease has not been amended and fully discloses all the terms and conditions applicable to the Sublessee’s premises at 5670 Spring Garden Road; and

(d)	a copy of the Existing Lease, and the attachments thereto, has been given to the Company.

2.	The Company covenants and agrees:

(a)	that the Sublessee shall have quiet enjoyment of the Premises;

(b)	to request the consent of the Landlord to this Sublease, if required, pursuant to the Lease and to pay all costs charged by the Landlord in connection with considering whether or not to grant such consent;

(c)	to provide a tenant improvement allowance, in an amount not exceeding five dollars ($5.00) per square foot multiplied by the rentable area of the Premises, or fifty seven thousand two hundred ninety five dollars ($57,295.00). The allowance shall be payable by the Company to the Sublessee on the 1st day of June 2003;

(d)	that subject to clause 1(cc), and the Existing Lease being acceptable to the Company, acting reasonably, the Company will take an assignment of the Sublessee’s premises, subject to the terms of the Existing Lease (as defined herein), being 2,985 square feet under a lease expiring November 14, 2004, at 5670 Spring Garden Road, Halifax, Nova Scotia (the “Existing Lease”) and to negotiate, using best commercial efforts, a buyout of the Existing Lease to a maximum of $75,000 to be paid by the Company. The Sublessee covenants and agrees that it shall pay the cost of any such buyout which exceeds $75,000 subject to the Sublessee’s consent being obtained prior to the Company’s acceptance of any such buyout the costs of which exceed $75,000. If the Company is unable to secure such a buyout or does not obtain a release of the Sublessee’s obligations under the Existing Lease, the Company agrees to indemnify and save harmless the Sublessee, its officers, employees and its successors and assigns, or any of them from all claims, liabilities, demands, actions and causes of action whatsoever arising out of or in any way attributable to the Existing Lease or the occupation of the premises which are the subject matter of the Existing Lease unless any such claims, liabilities, demands, actions, and causes of action whatsoever may be attributed to the Existing Lease, and the Sublessee’s occupation of such premises, prior to the date on which the Existing Lease is assigned to the Company;

(e)	to provide the Sublessee with up to twelve (12) parking spaces at twenty-five percent (25%) off the then current rate posted by the Landlord from time to time, and as the Sublessee may request. The Company will invoice the Sublessee on a monthly basis for said parking space. The Company acknowledges that the current rate, as of the commencement of the Sublease, for each parking stall after the 25 percent discount is $86.25 per month, excluding HST;

(f)	to give the Sublessee, its employees and agents, at all times during the said term and any renewal thereof, the right of ingress to and egress from the Premises;

(g)	that it will instruct the Landlord to operate the HVAC system from 7:00 am to 10:00 pm Monday to Friday and 9:00 am to 12:00 pm on Saturdays from April 1 to September 30 annually. During the balance of the year, when building hours are as per the Lease, the Company will, upon the Sublessee’s request, instruct the Landlord to activate the fan coil units on the 11th floor (said costs, to be added to the operating costs for the building);

(h)	the Company covenants and agrees with the Sublessee that it shall diligently and faithfully observe each and every covenant of the Company to be performed by it pursuant to the Lease (including the payment of all basic rent and additional rent payable pursuant to the Lease) and any other agreements between the Company and the Landlord and shall diligently and at its own cost ensure (including, without limitation, such representations and actions as may be reasonably necessary) that it does not pay, or require the Sublessee to pay any charges or amounts that are not chargeable or otherwise payable by the Company to the Landlord pursuant to the Lease;

(i)	the Company shall notify the Sublessee of any litigation, mediation or similar process (whether actual or pending) between the Landlord and the Company in relation to the Premises or the Lease;

(j)	if requested by the Sublessee, to use its best efforts to cause the Landlord to comply with its obligations under the Lease;

(k)	the Company agrees and acknowledges that the Sublessee is entitled to and may:

(i)	install its signage on the wall directly opposite the elevator lobby on the 11th floor in such a manner that the said signage is visible from directly in front of the elevators. This signage shall be no larger than three feet by three feet. The Company will contribute a maximum of one thousand dollars ($1,000.00) to the design, construction, and installation of the Sublessee’s floor signage;

(ii)	have its name installed on the main directory board at no cost to the Sublessee; and

(iii)	participate in the Barrington Tower security program, commencing on the 1st day of July 2003, subject to the payment of a one-time charge of $15,000 by the 30th day of June 2003;

(l)	the Company shall supply the Sublessee with such statements and justifications for the Additional Rent as may be supplied by the Landlord to the Company and further agrees to require the Landlord from time to time to supply such statements as the Landlord is obligated to provide pursuant to the Lease;

(m)	to perform all of the obligations of the Company as tenant under the Lease with the Landlord, including without limitation, and notwithstanding rent payable herein, to continue to be liable to the Landlord for the full amount of rent of the Premises as provided in the Lease, as amended; and

(n)	to ensure all electrical service, lighting fixtures, and ceiling tiles in the Premises are in good repair prior to the 1st day of June 2003, reasonable wear and tear excepted.

2.1	The Company represents and warrants to the Sublessee that to the best of its knowledge as of the date that the parties sign this Sublease:

(a)	the Lease is in good standing and in full force and effect;

(b)	there are currently no defaults on the part of the Landlord or the Company under the Lease; and

(c)	the Lease has not been amended except as noted in this Sublease.

3.	The Company and the Sublessee agree as follows:

(a)	that the Premises shall be provided to the Sublessee on an “as is, where is” basis notwithstanding any other provision articulated herein;

(b)	that if any part or all of the Premises are damaged or destroyed so as to render the Premises or any part thereof unsuitable for the Sublessee’s needs or if the Company ceases to have any rights from the Landlord to occupy the Premises during the term of this Sublease, this Sublease shall terminate;

(c)	that if the Sublessee remains in possession of the Premises after the expiration of this Sublease and without the execution and delivery of a new Sublease, the Company may re-enter and take possession of the Premises and remove the Sublessee therefrom and the Company may use such forces it may deem necessary for that purpose without being liable in respect thereof or for any loss or damage occasioned thereby; PROVIDED THAT while the Sublessee remains in possession after the expiration of this Sublease, the tenancy, without objection of the Company and without any written agreement otherwise providing, will be from month to month only at a rent per month equal to the Base Rent and Additional Rent payable in respect of the month immediately preceding expiration of this Sublease payable in advance on the 1st day of each month and shall be subject to all terms of this Sublease, except that the tenancy will be from month to month only and a tenancy from year to year will not be created by implication of law;

(d)	the Sublessee covenants that it will at the end of the term or upon the earlier termination of this Sublease as provided for herein or for any cause, yield up the Premises broom clean and in good and tenantable repair, destruction as herein provided for and reasonable wear and tear only excepted. The Sublessee, provided that it is not men knowingly in default hereunder, shall be entitled to remove its fixtures provided that it effects such reasonable repairs to the premises as may be required as a result of their removal;

(e)	that in the event that the Sublessee is knowingly in default, the remedies of the Company in this Sublease are cumulative and are in addition to any remedies of the Company at law or in equity. No remedy will be deemed to be exclusive and the Company may from time to time have recourse to one or more of all the available remedies specified herein or at law or in equity;

(f)	that no waiver of any default beyond the period articulated in Clause 4(b)(iv) will be binding unless acknowledged in writing by the Company;

(g)	that any condoning, excusing, or overlooking by the Company of any default beyond the period articulated in Clause 4(b)(iv) will not operate as a waiver of the Company’s rights hereunder in respect to any subsequent default;

(h)	this Sublease, including but not limited to any covenants and agreements between the Company and the Landlord as referred to in Clause 1(z) and any Schedules hereto constitute the entire agreement between the Company and the Sublessee and neither party is bound by any representation, warranty, promise, agreement or inducement not embodied herein;

(i)	words importing the singular number only shall include the plural, and words importing firms and corporations shall include persons. Unless the context otherwise requires the word “Company” and the word “Sublessee” whenever used herein shall be construed to include their respective successors and permitted assigns; and

(j)	that any notice to be given pursuant to, or in connection with, this Sublease shall be in writing and shall be given either

(i)	by personal service on the party to be notified;

(ii)	by facsimile; or

(iii)	by mailing the notice to the party to be notified by prepaid registered mail.

If any such notice is given, it shall be deemed to have been given on the day on which it was served, in the case of personal service, in the case of facsimile on the next business day following receipt, as confirmed by the notifying party’s facsimile machine, or in the case of notice by mail, four (4) days after it has been deposited in a Post Office in Canada. The proper address for service upon the Company is:

Nova Scotia Power Inc.

18th Floor, Barrington Tower, Scotia Square

Halifax, NS B3J 2W5

Attention: Secretary and General Counsel

Facsimile: (902) 428-6171

The proper address for service upon the Sublessee is:

International Vision Direct Ltd.

11th Floor, Barrington Tower, Scotia Square

Halifax, NS B3J 2W5

Attention: Sean Hazen

Facsimile: (902) 484-7362

4.	The Company and the Sublessee further agree as follows:

(a)	the Sublessee shall pay to the Company interest at the rate of Prime + 2% (where Prime is the rate of interest charged by the Company’s bank to its most creditworthy business clients) per month compounded monthly from the date upon which same was due until actual payment thereof;

(b)	the following shall be considered events of default by the Sublessee and shall permit the Company to terminate this Sublease and it shall be lawful for the Company in any such event to enter and re-enter into and upon the Premises and take possession thereof by force or otherwise as it may deem fit, and the term shall be forfeited and void, and the Company may thereupon re-let the Premises, but the Sublessee shall remain liable to the Company for any and all losses occasioned by reason of the default:

(i)	the adjudication of the Sublessee as a bankrupt, or the completion by the Sublessee of a general assignment for the benefit of its creditors, or the commencement of proceedings under winding-up legislation, or the subjection of the Sublessee to other insolvency legislation;

(ii)	if the Sublessee shall permit execution of any judgment against the moveable effects, garnishment, or permit a receiver or trustee to be appointed with respect to its property and assets;

(iii)	failure of the Sublessee to pay the Gross Rent hereby reserved, or any part thereof, or additional rent, hereunder within ten (10) days from the date when due;

(iv)	the violation or default of the Sublessee to fulfil any other covenant or condition under this Sublease or the rules or regulations established by the Company from time to time and the continuation thereof for ten (10) days after notice of such violation or default provided that if compliance with such condition or covenant reasonably requires a period in excess of 10 days, the Sublessee shall not be in default if it commences rectification within such 10 day period and thereafter diligently pursues such rectification to completion to the satisfaction of the Company acting reasonably;

(v)	if the Sublessee shall devise, transfer; encumber, sublet or permit the use of the Premises by others except in a manner herein permitted;

(vi)	if any person other than the Sublessee has or exercises the right to manage or control the Premises, or any part thereof, or any of the business carried on thereon other than subject to the direct and full supervision and control of the Sublessee; or

(c)	in the event of termination of the Sublease under the provisions of this Clause 4, nothing herein contained shall prejudice the right of the Company to any claim against the Sublessee for rent and damages.

5.	It is further understood between the parties that for any item requiring the permission of the Company, the permission of the Landlord may also be required. It is agreed between the parties that the failure of the Landlord to provide such permission, if required, shall constitute a reason not to grant such permission to the Sublessee.

6.	Time will be of the essence of this Sublease.

7.	All dollar amounts referred to in this Sublease are in Canadian Dollars.

THIS Sublease shall be binding upon the successors and permitted assigns of the parties hereto.

IN WITNESS WHEREOF the parties have executed this Sublease the day and year first above written.

SIGNED, SEALED AND DELIVERED - in the presence of -	) )	NOVA SCOTIA POWER INCORPORATED
)
	)	/s/ Christopher Huskison
/s/ Illegible	)	Chief Operating Officer

Witness	)
	)			(c/s)
	)	/s/ Richard Smith
	)	Corporate Secretary
)
)
	)	INTERNATIONAL VISION DIRECT LTD.
)
)
	)	Per:	/s/ Ian Mummery
)
/s/ Illegible	)			(c/s)

Witness	)	Per:

SCHEDULE “A”

[GRAPHIC]

11TH FLOOR

BARRINGTON TOWER